Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	(623) 879-3700	Jennifer Russo
	Investors@Centuri.com	(602) 781-6958
JRusso@Centuri.com
FOR IMMEDIATE RELEASE
November 6, 2024
CENTURI REPORTS THIRD QUARTER 2024 RESULTS, REITERATES 2024 GUIDANCE
PHOENIX, AZ – November 6, 2024 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the third quarter, ended September 29, 2024. The Company also reiterates outlook for full year financial performance.

Third Quarter and Other Recent Business and Financial Highlights
•Secured customer awards reflecting total multi-year estimated revenue potential of approximately $350 million from a combination of new and renewed Master Service Agreements ("MSA") as well as strategic bid work; exited the third quarter of 2024 with a backlog totaling $4.3 billion, of which 87% is related to MSA revenue
•Third quarter 2024 revenue of $720.1 million
•Net loss attributable to common stock of $3.7 million (diluted loss per share of $0.04)
•Adjusted Net Income of $5.3 million (adjusted diluted earnings per share of $0.06)
•Adjusted EBITDA of $78.8 million and Adjusted EBITDA margin of 10.9%
•Entered into a $125.0 million three-year accounts receivable securitization facility, with proceeds primarily used to repay amounts outstanding under the Company’s existing term loan
•Released annual Sustainability Report in October 2024, which includes the introduction of Key Performance Indicators and aligns with six identified UN Sustainable Development Goals
•In November, appointed Christian (“Chris”) Brown as President and Chief Executive Officer, effective December 3, 2024, bringing over three decades of strategic and operational expertise in the energy and infrastructure sectors to advance Centuri’s growth and enhance efficiencies.

“Throughout the third quarter, we saw improvement in our core electric business and a higher volume of storm restoration services, which continued its momentum into early 4Q, driven by Hurricanes Helene and Milton,” said Interim President & CEO Paul Caudill. "We have invested significant effort into developing and training a safe, highly qualified workforce to make storm response a core customer offering. This was done intentionally as the recurrence of extreme weather events, while yet unpredictable, has become more likely each year in varying degrees of severity. Our strong performance during the recent storm season has given us further confidence to reiterate our full year 2024 outlook. Looking ahead, we remain well-positioned to diversify our customer and business mix by pursuing additional strategic bid opportunities that align with our risk profile and core competencies, while staying focused on strengthening our core MSA-based businesses serving electric and gas utilities. Our capabilities and decades of experience have situated us well to pursue and win myriad opportunities that exist across the high demand energy sector."

Management Commentary

Financial results during the third quarter of 2024 declined on a year-over-year basis. Our results for the quarter benefited from increased storm restoration services, which generated revenues of $41.4 million, mainly resulting from the impacts of Hurricane Beryl early in the quarter and Hurricane Helene in the last few days of the period, and the benefit of previously disclosed cost savings initiatives. These positive contributions were offset by a high margin bid job in the third quarter of 2023 in our U.S. Gas segment that did not recur, reduced offshore wind activities, and cost pressures that arose in the U.S. Gas business, including recently incurred higher self-insurance costs associated with prior year claims and higher rental and equipment repair costs. In addition, spending remained relatively subdued among several of our largest gas customers operating under MSAs.

We were awarded approximately $350 million in new business during the quarter, which exemplifies Centuri’s ability to meet both existing and emerging needs in a dynamic energy market. These included entering into an MSA with a new U.S. Gas customer following an extensive period of relationship building, and securing for the first time a complex bid project award for a long-standing MSA customer.

During the quarter, we changed our how we calculate interim period income taxes by using the actual effective tax rate instead of the estimated annual effective tax rate used in prior quarters. This change has no impact on income taxes for the full year.

Management continued the process of identifying cost savings through a comprehensive supply chain and asset utilization review program. As of the end of October, Centuri has renegotiated a total of 14 supply chain contracts, with 21% of the spend among our top 100 vendors contracted.

In late September, we secured a three-year, $125.0 million accounts receivable securitization facility, primarily to repay our existing term loan. We ended the quarter with $52.5 million in cash and cash equivalents. Our leverage ratio improved from June 2024 and we remain focused on deleveraging the business.

Reiterates Full Year 2024 Outlook
•Revenue outlook of $2.5 to $2.7 billion
•Adjusted EBITDA margin percentage outlook at 9.0 to 9.6%
•Net capital expenditures outlook at $90 to $99 million

Centuri Holdings, Inc. and Subsidiaries Supplemental Segment Data For the Fiscal Three and Nine Months Ended September 29, 2024 and October 1, 2023 (In thousands, except percentages) (Unaudited)
Segment Results

Three months ended September 29, 2024 compared to the three months ended October 1, 2023

	Fiscal Three Months Ended				Change
(dollars in thousands)	September 29, 2024		October 1, 2023		$	%
Revenue:
U.S. Gas	$366,070	50.8%	$395,745	51.1%	$(29,675)	(7.5%)
Canadian Gas	50,354	7.0%	54,590	7.0%	(4,236)	(7.8%)
Union Electric	171,666	23.8%	204,135	26.3%	(32,469)	(15.9%)
Non-Union Electric	128,844	17.9%	110,715	14.3%	18,129	16.4%
Other	3,119	0.5%	9,704	1.3%	(6,585)	(67.9%)
Consolidated revenue	$720,053	100.0%	$774,889	100.0%	$(54,836)	(7.1%)
Gross profit (loss):
U.S. Gas	$27,960	7.6%	$52,103	13.2%	$(24,143)	(46.3%)
Canadian Gas	11,789	23.4%	10,020	18.4%	1,769	17.7%
Union Electric	15,427	9.0%	11,724	5.7%	3,703	31.6%
Non-Union Electric	21,437	16.6%	12,802	11.6%	8,635	67.5%
Other	(820)	(26.3%)	964	9.9%	(1,784)	NM
Consolidated gross profit	$75,793	10.5%	$87,613	11.3%	$(11,820)	(13.5%)

NM — Percentage is not meaningful

•Revenue from our U.S. Gas segment totaled $366.1 million, reflecting a decrease of $29.7 million, or 7.5%, compared to the prior year period. This decrease was largely due to a reduction in net volumes under existing customer MSAs. As a percentage of revenue, gross profit decreased to 7.6% in the current period from 13.2% in the same period from the prior year. Profitability was negatively affected primarily by mix of bid work, as the same quarter in the prior year benefited from a highly profitable bid project. Additionally, the current quarter was impacted by lower utilization of fixed costs stemming from reduced revenues, lower productivity on MSA and bid jobs, caused in part by higher rental and repairs and maintenance costs due to equipment issues experienced, and higher costs of insurance claims.

•Revenue from our Canadian Gas segment totaled $50.4 million, reflecting a decrease of $4.2 million, or 7.8%, compared to the prior year period. This decrease was primarily due to a reduction in net volumes under existing MSAs. As a percentage of revenue, gross profit increased to 23.4% in the current period as compared to 18.4% in the same period from the prior year primarily due to favorable changes in mix of work.

•Revenue from our Union Electric segment totaled $171.7 million, reflecting a decrease of $32.5 million, or 15.9%, compared to the prior year period. This decrease was driven by a decline in offshore wind revenue of $38.0 million due to timing of projects, partially offset by increased revenue on bid projects. Storm restoration services revenue for the Union Electric segment was $6.7 million for the current period compared to $10.8 million for the prior year period. As a percentage of revenue, gross profit increased to 9.0% in the current period as compared to 5.7% in the prior year period as the segment experienced higher margins on their increased bid volumes.

•Revenue from our Non-Union Electric segment totaled $128.8 million, reflecting an increase of $18.1 million, or 16.4%, compared to the prior year period. This increase was primarily due to revenue from storm restoration services which accounted for $34.7 million of the segment’s revenue for the current period, compared to $8.1 million for the prior year period. As a percentage of revenue, gross profit increased to 16.6% in the current period compared to 11.6% in the prior year period, primarily due to the higher profitability of storm work, mainly resulting from the impacts of Hurricane Beryl early in the quarter and Hurricane Helene in the last few days of the period.
•Revenue from non-reportable segments decreased due to timing of bid projects.

Centuri Holdings, Inc. and Subsidiaries Supplemental Segment Data For the Fiscal Three and Nine Months Ended September 29, 2024 and October 1, 2023 (In thousands, except percentages) (Unaudited)
Nine months ended September 29, 2024 compared to the nine months ended October 1, 2023

	Fiscal Nine Months Ended				Change
(dollars in thousands)	September 29, 2024		October 1, 2023		$	%
Revenue:
U.S. Gas	$933,334	48.6%	$1,046,964	46.9%	$(113,630)	(10.9%)
Canadian Gas	125,992	6.6%	141,977	6.4%	(15,985)	(11.3%)
Union Electric	499,728	26.0%	628,029	28.1%	(128,301)	(20.4%)
Non-Union Electric	345,971	18.0%	380,882	17.0%	(34,911)	(9.2%)
Other	15,126	0.8%	36,109	1.6%	(20,983)	(58.1%)
Consolidated revenue	$1,920,151	100.0%	$2,233,961	100.0%	$(313,810)	(14.0%)
Gross profit (loss):
U.S. Gas	$49,140	5.3%	$99,509	9.5%	$(50,369)	(50.6%)
Canadian Gas	26,692	21.2%	22,070	15.5%	4,622	20.9%
Union Electric	38,875	7.8%	44,030	7.0%	(5,155)	(11.7%)
Non-Union Electric	40,474	11.7%	51,864	13.6%	(11,390)	(22.0%)
Other	(5,605)	(37.1%)	2,061	5.7%	(7,666)	NM
Consolidated gross profit	$149,576	7.8%	$219,534	9.8%	$(69,958)	(31.9%)

NM — Percentage is not meaningful

•Revenue from our U.S. Gas segment totaled $933.3 million, reflecting a decrease of $113.6 million, or 10.9%, compared to the prior year period. This decrease was largely due to a reduction in net volumes under existing customer MSAs stemming primarily from delayed or unfavorable regulatory decisions faced by key customers and timing of bid projects, as the prior year benefited from the commencement of a large project that was substantially complete in the third quarter of 2023. As a percentage of revenue, gross profit decreased to 5.3% in the current period from 9.5% in the prior year period. Profitability was negatively affected by lower margins on bid work as well as higher costs of insurance claims. Additionally, the prior year period reflected higher utilization of fixed costs due to increased volumes on both MSA and bid projects.

•Revenue from our Canadian Gas segment totaled $126.0 million, reflecting a decrease of $16.0 million, or 11.3%, compared to the prior year period. This decrease was primarily due to a reduction in net volumes under existing MSAs. As a percentage of revenue, gross profit increased to 21.2% in the current period as compared to 15.5% in the prior year period primarily due to favorable changes in mix of work.

•Revenue from our Union Electric segment totaled $499.7 million, reflecting a decrease of $128.3 million, or 20.4%, compared to the prior year period. This decrease was driven by a decline in offshore wind revenue of $71.4 million due to timing of projects, as well as a reduction in net volumes under existing customer MSAs. Storm restoration services revenue for the Union Electric segment was $20.3 million for the current period compared to $24.2 million for the prior year period. As a percentage of revenue, gross profit increased to 7.8% in the current period as compared to 7.0% in the prior year period primarily due to changes in the mix of work and in part from cost savings realized due to restructuring activities which occurred in the prior period.

•Revenue from our Non-Union Electric segment totaled $346.0 million, reflecting a decrease of $34.9 million, or 9.2%, compared to the prior year period. This decrease was primarily driven by a decrease in volumes under existing MSAs, partially offset by an increase in storm restoration services revenue of $7.5 million (which was $66.7 million for the first nine months of 2024 compared to $59.2 million for the same period in 2023). As a percentage of revenue, gross profit decreased to 11.7% in the current period, compared to 13.6% in the same period from the prior year. Profitability was negatively affected by unfavorable changes in mix of work and underutilization of fixed costs stemming from lower work hours.
•Revenue from non-reportable segments decreased due to timing of bid projects, and profitability was negatively impacted by performance issues on certain bid projects.

Conference Call Information

Centuri will conduct a conference call today, Wednesday, November 6, 2024 at 10:00 AM ET / 7:00 AM PT to discuss its third quarter 2024 financial results and other business highlights. The conference call will be webcast live on the Company's investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (800) 225-9448, or for international callers, (203) 518-9708. A supplemental investor presentation will also be available on the IR website prior to the start of the conference call. The earnings call will also be archived on the IR website and a replay of the call will be available by dialing 800-934-3639 in the U.S., or 402-220-1152 internationally. The replay dial-in feature will be made available one hour after the call’s conclusion and will be active for 12 months.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding our belief that the fundamentals of our business and services to our customers remain strong; our belief that, in the near term, the Company is well positioned to further implement its cost-focused initiatives; our estimation that awards secured in the quarter represent approximately $350 million in potential revenue; our belief that we remain well-positioned to diversify our business mix by pursuing additional strategic bid opportunities that align with our risk profile and core competencies, while staying focused on strengthening our core MSA-based businesses across electric and gas; our belief that our capabilities and decades of experience have situated us well to pursue and win myriad opportunities that exist across the dynamic and high demand energy sector; and the number ranges presented in our Full Year 2024 Outlook. A number of important factors affecting the business and financial results of Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions. Factors that could cause actual results to differ also include (without limitation) those discussed in Centuri’s filings filed from time to time with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise. Centuri does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Backlog

Backlog represents our expected revenue from existing contracts and work in progress as of the end of the applicable reporting period.

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation expense, (ii) strategic review costs, (iii) severance costs, (iv) securitization facility transaction fees, and (v) CEO transition costs. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue.

Adjusted Net Income is defined as net (loss) income adjusted for (i) strategic review costs, (ii) severance costs, (iii) amortization of intangible assets, (iv) securitization transaction fees, (v) CEO transition costs, (vi) loss on debt extinguishment, (vii) non-cash stock-based compensation expense, and (viii) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Adjusted Dilutive Earnings per Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

Using EBITDA as a performance measure has material limitations as compared to net income (loss), or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net income (loss). When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income (loss) in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the company on a full-cost, after-tax basis.

As to certain of the items related to Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income: (i) non-cash stock-based compensation expense varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) strategic review and related costs incurred in connection with the separation and stand up of Centuri as its own public company are non-recurring; (iii) severance costs relate to non-recurring restructuring activities, (iv) securitization facility transaction fees represent legal and other professional fees incurred to establish our accounts receivable securitization facility that was put in place in September 2024, (v) CEO transition costs represent incremental costs incurred to find and hire a replacement CEO, and (vi) loss on debt extinguishment relates to the write-off of debt issuance costs on the Company's term loan. Because EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income, as defined, exclude some, but not all, items that affect net (loss) income, such measures may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, net (loss) income, and information reconciling the GAAP and non-GAAP financial measures, are set forth below. We are unable to provide reconciliations for forward-looking non-GAAP metrics, such as EBITDA margin, without unreasonable efforts due to our inability to project non-recurring expenses. These items are uncertain and difficult to predict, depend on various factors, and could have a material impact on our GAAP results.

Centuri Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
For the Fiscal Three and Nine Months Ended
September 29, 2024 and October 1, 2023
(In thousands, except per share data)
(Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars in thousands)	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Net (loss) income	$(3,617)	$16,918	$(17,153)	$28,340
Interest expense, net	23,925	26,131	70,653	73,032
Income tax expense	21,770	10,010	523	16,835
Depreciation expense	26,546	29,582	81,921	90,975
Amortization of intangible assets	6,662	6,670	19,991	20,007
EBITDA	75,286	89,311	155,935	229,189
Non-cash stock-based compensation	1,318	1,316	810	2,149
Strategic review costs	—	549	2,010	1,777
Severance costs	531	335	7,188	567
Securitization facility transaction fees	1,393	—	1,393	—
CEO transition costs	233	—	233	—
Adjusted EBITDA	$78,761	$91,511	$167,569	$233,682
Adjusted EBITDA Margin (% of revenue)	10.9%	11.8%	8.7%	10.5%

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars in thousands)	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Net (loss) income	$(3,617)	$16,918	$(17,153)	$28,340
Strategic review costs	—	549	2,010	1,777
Severance costs	531	335	7,188	567
Amortization of intangible assets	6,662	6,670	19,991	20,007
Securitization facility transaction fees	1,393	—	1,393	—
CEO transition costs	233	—	233	—
Loss on debt extinguishment	1,726	—	1,726	—
Non-cash stock-based compensation	1,318	1,316	810	2,149
Income tax impact of adjustments(1)	(2,966)	(2,217)	(8,339)	(6,125)
Adjusted Net Income	$5,280	$23,571	$7,859	$46,715
(1)Calculated based on a blended statutory tax rate of 25%.

Centuri Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
For the Fiscal Three and Nine Months Ended
September 29, 2024 and October 1, 2023
(In thousands, except per share data)
(Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Diluted (loss) earnings per share attributable to common stock (GAAP as reported)	$(0.04)	$0.23	$(0.21)	$0.34
Add-back (deduct) net income (loss) attributable to noncontrolling interests	—	0.01	—	0.05
Strategic review costs	—	0.01	0.02	0.02
Severance costs	0.01	—	0.09	0.01
Securitization transaction fees	0.02	—	0.02	—
Loss on debt extinguishment	0.02	—	0.02	—
Amortization of intangible assets	0.07	0.09	0.25	0.29
Non-cash stock-based compensation	0.01	0.02	0.01	0.03
Income tax impact of adjustments	(0.03)	(0.03)	(0.10)	(0.09)
Adjusted Diluted Earnings per Share	$0.06	$0.33	$0.10	$0.65

Note: The CEO transition costs adjustment is excluded from the table above as it has no impact on Adjusted Diluted Earnings per Share when rounded.

Centuri Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Fiscal Three and Nine Months Ended
September 29, 2024 and October 1, 2023
(In thousands, except per share information)
(Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Revenue	$692,821	$745,639	$1,840,960	$2,145,601
Revenue, related party - parent	27,232	29,250	79,191	88,360
Total revenue, net	720,053	774,889	1,920,151	2,233,961
Cost of revenue (including depreciation)	620,751	662,427	1,699,359	1,935,111
Cost of revenue, related party - parent (including depreciation)	23,509	24,849	71,216	79,316
Total cost of revenue	644,260	687,276	1,770,575	2,014,427
Gross profit	75,793	87,613	149,576	219,534
Selling, general and administrative expenses	27,213	27,993	76,461	81,632
Amortization of intangible assets	6,662	6,670	19,991	20,007
Operating income	41,918	52,950	53,124	117,895
Interest expense, net	23,925	26,131	70,653	73,032
Other income, net	(160)	(109)	(899)	(312)
Income (loss) before income taxes	18,153	26,928	(16,630)	45,175
Income tax expense	21,770	10,010	523	16,835
Net (loss) income	(3,617)	16,918	(17,153)	28,340
Net income (loss) attributable to noncontrolling interests	35	736	(130)	3,856
Net (loss) income attributable to common stock	$(3,652)	$16,182	$(17,023)	$24,484

(Loss) income per share attributable to common stock:
Basic	$(0.04)	$0.23	$(0.21)	$0.34
Diluted	$(0.04)	$0.23	$(0.21)	$0.34
Shares used in computing earnings per share:
Weighted average basic shares outstanding	88,518	71,666	81,679	71,666
Weighted average diluted shares outstanding	88,518	71,666	81,679	71,666

Centuri Holdings, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	September 29, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$52,459	$33,407
Accounts receivable, net	245,593	335,196
Accounts receivable, related party - parent, net	7,426	12,258
Contract assets	283,929	266,600
Contract assets, related party - parent	4,639	3,208
Prepaid expenses and other current assets	40,555	32,258
Total current assets	634,601	682,927
Property and equipment, net	498,154	545,442
Intangible assets, net	348,647	369,048
Goodwill, net	373,993	375,892
Right-of-use assets under finance leases	36,246	43,525
Right-of-use assets under operating leases	109,719	118,448
Other assets	111,351	54,626
Total assets	$2,112,711	$2,189,908
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$30,264	$42,552
Current portion of finance lease liabilities	10,110	11,370
Current portion of operating lease liabilities	19,372	19,363
Accounts payable	121,298	116,583
Accrued expenses and other current liabilities	183,290	187,050
Contract liabilities	21,894	43,694
Total current liabilities	386,228	420,612
Long-term debt, net of current portion	762,139	1,031,174
Line of credit	116,378	77,121
Finance lease liabilities, net of current portion	17,075	24,334
Operating lease liabilities, net of current portion	96,676	105,215
Deferred income taxes	134,885	135,123
Other long-term liabilities	67,891	71,076
Total liabilities	1,581,272	1,864,655
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interests	4,132	99,262
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 88,517,521 shares issued and outstanding at September 29, 2024 and 1,000 shares issued and outstanding at December 31, 2023	885	—
Additional paid-in capital	693,476	374,124
Accumulated other comprehensive loss	(6,087)	(4,025)
Accumulated deficit	(160,967)	(144,108)
Total equity	527,307	225,991
Total liabilities, temporary equity and equity	$2,112,711	$2,189,908

Centuri Holdings, Inc. and Subsidiaries Condensed Statements of Cash Flows For the Fiscal Nine Months Ended September 29, 2024 and October 1, 2023 (In thousands) (Unaudited)

	Fiscal Nine Months Ended
	September 29, 2024	October 1, 2023
Cash flows from operating activities:
Net (loss) income	$(17,153)	$28,340
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	81,921	90,975
Amortization of intangible assets	19,991	20,007
Amortization of debt issuance costs	4,052	3,779
Loss on debt extinguishment	1,726	—
Non-cash stock-based compensation expense	810	2,149
Gain on sale of equipment	(2,651)	(2,954)
Amortization of right-of-use assets	15,491	12,537
Deferred income taxes	(10,406)	8,703
Other non-cash items	836	—
Changes in assets and liabilities, net of non-cash transactions	2,615	(101,727)
Net cash provided by operating activities	97,232	61,809
Cash flows from investing activities:
Capital expenditures	(66,093)	(79,610)
Proceeds from sale of property and equipment	6,802	7,673
Net cash used in investing activities	(59,291)	(71,937)
Cash flows from financing activities:
Proceeds from initial public offering and private placement, net of offering costs paid	327,967	—
Proceeds from line of credit borrowings	280,408	195,842
Payment of line of credit borrowings	(239,704)	(134,073)
Principal payments on long-term debt	(285,807)	(34,054)
Principal payments on finance lease liabilities	(8,574)	(9,095)
Redemption of redeemable noncontrolling interest	(92,839)	(39,894)
Other	(198)	(213)
Net cash used in financing activities	(18,747)	(21,487)
Effects of foreign exchange translation	(142)	102
Net increase (decrease) in cash and cash equivalents	19,052	(31,513)
Cash and cash equivalents, beginning of period	33,407	63,966
Cash and cash equivalents, end of period	$52,459	$32,453